Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

September 30, 2022

Vigil Neuroscience, Inc.

1 Broadway, 7th Floor, Suite 07-300

Cambridge, MA 02142

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Vigil Neuroscience, Inc., a Delaware corporation (the “Company”) of up to 10,273,973 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 7,293,084 shares of Common Stock (the “Shares”), and (ii) up to 2,980,889 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Warrants”) to purchase shares of Common Stock at an exercise price equal to $0.0001, to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”). The Shares and the Warrants were issued to the Selling Stockholders in connection with certain Securities Purchase Agreement dated as of August 12, 2022, by and among the Company and the parties named therein.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2. Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will have been duly authorized and will be validly issued, fully paid and non-assessable.

Vigil Neuroscience, Inc.

September 30, 2022

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP